Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
We consent to the incorporation by reference in the Registration Statement Nos. 33-20981 and 33-88962 filed on Form S-8 and Nos. 333-111237, 333-112100 and 333-128813 filed on Form S-3 of Comstock Resources, Inc. and the related Prospectuses of the reference of our firm and to the reserve estimates as of December 31, 2008 and our report thereon in the Annual Report on Form 10-K for the year ended December 31, 2008 of Comstock Resources, Inc., filed with the Securities and Exchange Commission.
/s/ LEE KEELING AND ASSOCIATES, INC.
Tulsa, Oklahoma
February 23, 2009